EXHIBIT 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports Second Quarter 2011 Results

WEST MELBOURNE, Florida -- August 9, 2011 -- RELM Wireless Corporation (NYSE Amex: RWC) today announced its financial and operating results for the quarter and six months ended June 30, 2011.

For the quarter ended June 30, 2011, sales totaled approximately $4.7 million, compared with approximately $7.1 million for the second quarter last year.  Pretax loss for the quarter ended June 30, 2011 was approximately $855,000 compared with pretax income of approximately $549,000 for the second quarter last year.  The Company did not record any income tax expense or benefit for the second quarter 2011, compared with tax expense of $210,000 for the same quarter last year.  Net loss for the quarter ended June 30, 2011 was approximately $855,000, or $0.06 per share, compared with net income of $339,000, or $0.02 per diluted share, for the same quarter last year.

Gross profit margin for the second quarter 2011 was 35.5% of sales, versus 48.1% of sales for the same quarter last year.  Selling, general and administrative expenses totaled approximately $2.5 million (53.2% of sales) for the second quarter 2011, compared with $2.9 million (40.4% of sales) for the second quarter last year.

The Company had approximately $19.3 million in working capital as of June 30, 2011, of which $6.8 million was comprised of cash and trade receivables.  This compares with working capital of $19.7 million as of December 31, 2010, of which $9.0 million was comprised of cash and trade receivables. The Company had long-term debt of $2.3 million outstanding under its revolving credit facility at June 30, 2011, which represents an increase of $300,000 from December 31, 2010.

RELM President and Chief Executive Officer David Storey commented, “The challenging business conditions we have endured in recent quarters persisted in the second quarter 2011.  Although the federal government enacted its 2011 budget in April, for many agencies the enactment has not yielded the anticipated funding for land mobile radio (LMR) equipment purchases.  Consequently, some agencies have had to defer the fulfillment of their radio requirements. However, although uncertainty remains, the last quarter of the federal fiscal year ending September 30, 2011 is historically our strongest, as agencies look to spend any remaining funding before it expires.  Consequently, as we progress through the final quarter of the federal fiscal year, the environment for LMR procurements is expected to improve.  Also, in the face of a difficult federal market, we plan to take advantage of our broader offering of products and features to pursue sales growth with state and local public safety agencies.

Mr. Storey continued, “Responding to sluggish sales, we took actions during the second quarter to reduce our SG&A expenses.  Also, as I mentioned in the first quarter, our gross margins this year have been negatively impacted by higher than customary product costs related to the early production of some of our new products.  Our manufacturing team has diligently managed our processes, and we have recently experienced declines in product costs and improved gross margins.  We anticipate realizing further improvements in coming months.”

Mr. Storey concluded, “We continue to believe in our products and the exceptional quality and value they bring to customers, particularly when compared with the market leader.  An impressive collection of customers validate this belief; including our soldiers in Afghanistan and our wildfire fighters throughout the country.  In an era where financial resources are severely limited, RELM stands out as the logical alternative.  These factors, I believe, will ultimately yield sales growth and profitability for RELM.”

For the six months ended June 30, 2011, sales totaled approximately $11.4 million compared with approximately $13.5 million for the same period last year.  Pretax loss for the six months ended June 30, 2011 was approximately $1.5 million compared with pretax income of approximately $551,000 for the same period last year.  Net loss for the six months ended June 30, 2011 totaled approximately $1.5 million, or $0.11 per share, compared with net income of $340,000, or $0.02 per diluted share, for the same period last year.

Gross profit margins for the six months ended June 30, 2011 were 37.4% of sales, versus 47.1% of sales for the same period last year.  Selling, general and administrative expenses for the six months ended June 30, 2011 totaled approximately $5.7 million compared with approximately $5.8 million for the same period last year.

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Wednesday, August 10, 2011.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on August 10, 2011.  The call will also be webcast at http://www.relm.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast.  An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until August 18, 2011, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10002505.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift toward interoperability gained momentum as a result of significant communications failures during events such as the Oklahoma City bombings, the 9/11 attacks and Hurricane Katrina.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

As an American Manufacturer for more than 60 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE Amex market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: risks relating to uncertain economic conditions in the United States; reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	6/30/2011	6/30/2010	6/30/2011	6/30/2010

Sales, net	$4,671	$7,079	$11,385	$13,527

Expenses:
Cost of products	3,015	3,678	7,128	7,162
Selling, general and administrative expenses	2,484	2,858	5,732	5,808
Total expenses	5,499	6,536	12,860	12,970

Operating (loss) income	(828)	543	(1,475)	557

Other income (expense):
Net interest expense	(27)	0	(62)	0
Other income (expense)	0	6	(6)	(6)

(Loss) income before income taxes	(855)	549	(1,543)	551

Income tax (expense) benefit	0	(210)	0	(211)

Net (loss) income	$(855)	$339	$(1,543)	$340

Net (loss) earnings per share - basic	$(0.06)	$0.03	$(0.11)	$0.03
Net (loss) earnings per share - diluted	$(0.06)	$0.02	$(0.11)	$0.02

Weighted average common shares outstanding, basic	13,509	13,489	13,509	13,463
Weighted average common shares outstanding, diluted	13,509	13,870	13,509	13,872

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data) (Unaudited)

	June 30,	December 31,
	2011	2010

ASSETS
Current assets:
Cash & cash equivalents	$4,234	$5,050
Trade accounts receivable, net	2,528	3,900
Inventories, net	12,992	11,942
Deferred tax assets, net	2,165	2,165
Prepaid expenses & other current assets	613	703
Total current assets	22,532	23,760

Property, plant and equipment, net	1,333	1,357
Deferred tax assets, net	5,637	5,637
Capitalized software, net	3,277	3,776
Other assets	239	262

Total assets	$33,018	$34,792

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,927	$2,753
Accrued compensation and related taxes	833	795
Accrued warranty expense	286	266
Accrued other expenses and other current liabilities	156	202
Total current liabilities	3,202	4,016

Deferred revenue	578	386
Long-term debt	2,300	2,000

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares, none issued or outstanding.	-	-
Common stock; $0.60 par value; 20,000,000 authorized
shares, 13,508,815 issued and outstanding shares
at June 30, 2011 and December 31, 2010, respectively.	8,105	8,105
Additional paid-in capital	24,495	24,404
Accumulated deficit	(5,662)	(4,119)
Total stockholders' equity	26,938	28,390

Total liabilities and stockholders' equity	$33,018	$34,792

4